Exhibit 99.1
March 1, 2006
H&P PLANS TWO-FOR-ONE STOCK SPLIT
     Helmerich & Payne, Inc. announced today that its Board of Directors has approved a two-for-one stock split on its common stock, subject to stockholder approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized common shares of the Company. A special meeting of the Company’s stockholders is expected to be held during the second calendar quarter of 2006. The Company currently has approximately 52 million shares of common stock outstanding.
     Company President and C.E.O., Hans Helmerich commented, “Our Board’s decision to approve a stock split is a reflection of our confidence in future performance of the Company. We believe that this action will allow H&P stock to trade in a range that will be more attractive to investors and will provide added liquidity to our stock.”
     Helmerich & Payne, Inc. is a contract drilling company that owns 92 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total of 130 rigs. Included in the total fleet of 130 rigs are 52 H&P-designed and operated FlexRigs.®
     Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contact: Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383